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                                                                    Exhibit 23.2



                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coal Company Salary Deferral and Profit Sharing Plan of A.T. Massey Coal Company Inc. (a wholly owned subsidiary of Massey Energy Company) of our reports (a) dated January 11, 2001, with respect to the consolidated financial statements of Massey Energy Company included in its Annual Report (Form 10-K) for the year ended October 31, 2000, and (b) dated May 21, 2001, with respect to the financial statements and schedule of A.T. Massey Coal Company Inc.'s Coal Company Salary Deferral and Profit Sharing Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                           /s/Ernst & Young LLP


Richmond, Virginia
May 21, 2001